Morgan Stanley Institutional Fund Trust - Mid Cap
Growth Portfolio
Item 77.I. Terms of New or Amended Securities
The Fund suspended the offering of Class I, Class A and
Class L shares to new investors with exceptions. This is described in a supplement to its prospectus filed with the Commission on May1, 2014 (accession number
0001104659-14-033106.